Exhibit 10.30
PROMISSORY NOTE

Principal Amount: $10,000	Issue Date: June 11, 2010
FOR VALUE RECEIVED, XStream System, Inc., a Delaware corporation (the “Borrower”), with principal offices at 10305 102nd Terrace, Suite 101, Sebastian, Florida 32958, hereby promises to pay to the order of Dennis K. Cummings, an individual, residing at ___________________________________ (the “Lender”), on order, without demand, the principal sum of ten thousand dollars and 00/100 ($10,000.00)(the “Loan”) together with interest payable as set forth hereunder until all sums due hereunder are paid in full. Unless retired earlier, this Promissory Note (the “Note”) shall mature and the principal sum due hereunder, together with all accrued and unpaid interest thereon and other sums due hereunder, if any, shall become due and payable in full on the closing date of the Borrower’s initial public offering (the “Maturity Date”).
     1. Interest Rate. The aggregate unpaid principal balance of the Loan shall bear interest at a fixed rate equal to the one-month LIBOR rate on the date hereof, thirty-five hundredths of one percent (0.35%), plus two percent (2%), until all sums due hereunder are paid in full.
     2. Interest Payments. All interest hereunder shall be due and payable on the Maturity Date.
     3. Prepayment. This Note may be prepaid in full or in part at any time without notice or penalty to the Borrower, in its sole discretion.
     4. Service Charge. If any payment of principal is not made when due, the Borrower will automatically owe the Lender a service charge equal to five percent (5%) of any payment of principal not paid on the date when due. The Borrower acknowledges that the aforesaid late payment fees are not imposed as a charge for the use of money, but rather are imposed to permit the Lender to recoup administrative charges, additional overhead and other costs in dealing with loans not paid on time, and the late payment fees provided for hereunder shall in no way be deemed an interest charge.
     5. Successors and Assigns. All of the terms and provisions of this Note shall be binding upon, inure to the benefit of and be enforceable by each of the parties hereto, and their respective successors, heirs, personal representatives, and permitted assigns.
     6. Severability. If any part of this Note is adjudged illegal, invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Note that can be given effect without such provision.
     7. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Florida.
     8. Amendments. This Note may not be varied, amended or modified except in writing signed by the Borrower and the Lender.
[Signature Page Follows]

[Signature Page — XStream Systems, Inc. Promissory Note]
     IN WITNESS WHEREOF, this Note has been executed and delivered by the Borrower as of the date and year first above written.

XSTREAM SYSTEMS, INC.

By:	/s/ Anthony R. Chidoni, Jr.

Name:	Anthony R. Chidoni, Jr.
Title:	Co-Chief Executive Officer and Chief Operating Officer

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